CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of 1st United Bancorp, Inc. of our report dated March 13, 2009, which is included in the Annual Report on Form 10-K of 1st United Bancorp, Inc. for the year ended December 31, 2008.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

October 28, 2009